UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 21, 2009

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Friday, January 29, 2010, at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479. You are cordially invited to attend.

At the meeting we will elect three directors and act on the selection of auditors.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

John C. Sheptor
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be Held on January 29, 2010

This proxy statement, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the 2009 Annual Report to Shareholders are available free of charge on the Company’s website at www.imperialsugarinvestors.com

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held January 29, 2010

To the Shareholders of Imperial Sugar Company:

The 2010 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held on Friday, January 29, 2010 at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479, for the following purposes:

(1)	to elect three directors;

(2)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2010; and

(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on December 7, 2009 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

By order of the Board of Directors

Louis T. Bolognini
Secretary

Sugar Land, Texas

December 21, 2009

IMPERIAL SUGAR COMPANY

P.O. Box 9

Sugar Land, Texas 77487-0009

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2010 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by other electronic correspondence or in person. The Company has retained D.F. King, Inc. on customary terms and at an estimated fee of $7,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about December 21, 2009.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the three directors named below; and

(2)	for ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2010.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Directors are elected by a majority of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes against his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The persons named in the accompanying proxy may act with discretionary authority should any director nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on December 7, 2009, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 12,027,758 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held and cumulative voting is not allowed in the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote

FOR the election of the persons nominated herein.

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2010 Annual Meeting, the terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2013, and until their successors are qualified. The terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2011 and the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2012, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of The NASDAQ Stock Market LLC (“NASDAQ”): Gaylord O. Coan; James J. Gaffney; Yves-Andre Istel; Ronald C. Kesselman; David C. Moran; John E. Stokely and John K. Sweeney. The Company also determined that each of Robert S. Kopriva, a director who resigned from the Board of Directors in February 2009 as a result of the time commitment required for personal business interests, Gail A. Lione, a director who resigned from the Board of Directors in April 2009 as a result of an increase in the time commitment required in her position as Executive Vice President, General Counsel and Secretary of Harley-Davidson, Inc., and Curtis G. Anderson, a director who resigned from the Board of Directors in December 2009 to pursue philanthropic and personal business interests, qualified as an independent director under NASDAQ rules during their respective periods of service.

Nominees

At the 2010 Annual Meeting, the Board of Directors of the Company proposes to elect James J. Gaffney, Yves-Andre Istel and Ronald C. Kesselman as Class II directors. All of the nominees currently serve as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years and the age of each nominee on December 7, 2009.

Directors in Class II

(Terms expiring at the 2013 Annual Meeting of Shareholders)

James J. Gaffney, age 69, has been a director of the Company since August 2001 and has served as Chairman since February 2003. From 1997 to 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney also is a director of Armstrong World Industries, SCP Pool Corporation, Beacon Roofing Inc. and World Color Press Inc.

Yves-Andre Istel, age 73, has been a director of the Company since August 2001. Mr. Istel is a senior advisor to Rothchild, Inc. a financial services company, and was Vice Chairman of Rothschild from 1993 to 2002. He is a director of Compagnie Financiere Richemont S.A. and Analog Devices, Inc. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992.

Ronald C. Kesselman, age 66, has been a director of the Company since October 2008. Mr. Kesselman is currently a consultant, and has more than 40 years business experience, including a number of roles in the food and consumer products industries. Previously, he served as Chairman and Chief Executive Officer of Elmer’s Products, Inc., a manufacturer of glues and adhesives, from 1995 to 2003, and before his service at Elmer’s Products, Inc., he served in executive roles with Borden Inc. and Mattel Corporation. Mr. Kesselman currently serves on the Board of Directors of the Inventure Group, Inc., American Italian Pasta Co. and Homax Products, as well as on the Pete Henderson Board of the Kellogg School at Northwestern University.

Continuing Directors

Set forth below is certain information concerning the five directors of the Company whose present terms of office are scheduled to continue until 2011 or 2012, as applicable, including the business experience of each during the past five years and the age of each director on December 7, 2009.

Directors in Class III

(Terms expiring at the 2011 Annual Meeting of Shareholders)

Gaylord O. Coan, age 74, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company.

David C. Moran, age 51, has been a director of the Company since December 2005. Mr. Moran is currently the Executive Vice President of H.J. Heinz Company , a food company and the Chief Executive Officer and

President of Heinz Europe. Mr. Moran has been with Heinz Companies since 1998 when he started as Vice President of Heinz USA. He was with The Clorox Company from 1984 to 1998 in various sales related and executive positions.

John E. Stokely, age 56, has been a director of the Company since October 2008. Mr. Stokely currently works as a consultant. From August 1999 through 2007, Mr. Stokely served as President of JES, Inc. an investment and consulting firm providing strategic and financial advice to companies in various industries. Mr. Stokely is also a director of ACI Worldwide, Incorporated, AMF Bowling, Inc. and SCP Pool Corporation.

Directors in Class I

(Terms expiring at the 2012 Annual Meeting of Shareholders)

John Sheptor, age 51, was appointed President, Chief Executive Officer and a director in January 2008. Mr. Sheptor joined the Company as Executive Vice President and Chief Operating Officer in February 2007. Prior to joining the Company, Mr. Sheptor held the position of Deputy Director from 2005 to 2007 for the Supply Chain Management System initiative funded under President Bush’s Emergency Plan for HIV/AIDS Relief in Washington, D.C. Previously, he was Executive Vice President of Merisant Worldwide, Inc., the distributor of Equal®, from 2001 to 2004, where he led all global operations, including manufacturing, research and development and information technologies. Prior to that position, he held general management, supply chain and manufacturing positions for Monsanto Company with a substantial international focus.

John K. Sweeney, age 57, has been a director of the Company since August 2001. Mr. Sweeney is currently a partner in Realm Partners LLC, an investment management company. Mr. Sweeney was, until November 2008, a Managing Director of Barclays Capital, where he was involved in high yield, distressed and special situation investments. Prior to joining Barclays Capital, Mr. Sweeney was with Lehman Brothers and predecessor firms from 1974 to 2008.

CORPORATE GOVERNANCE

Election of Directors

Directors are elected by a majority of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes against his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors.

Board Meetings and Committees

The Company’s Board of Directors met 12 times during the year ended September 30, 2009. Directors are expected to attend all Board meetings and the annual meeting of shareholders. All members of the Board of Directors attended the 2009 Annual Meeting of Shareholders. All current directors attended at least 90% of their Board meetings and committee meetings which they were eligible to attend. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has four standing committees: Audit, Executive Compensation, Nominating and Corporate Governance and Special Investigative. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members:	Gaylord O. Coan, Chairman
Yves-Andre Istel
John E. Stokely

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Audit Committee reviews with the Company’s internal audit staff and independent registered public accounting firm the scope and results of their audits; monitors the adequacy of the Company’s system of internal controls and procedures; selects, subject to ratification by the shareholders, the independent registered public accounting firm; and reviews and approves the fees paid for services rendered by such accountants. During the year ended September 30, 2009, the Audit Committee met 5 times. Messrs. Kopriva and Anderson served as members of the Audit Committee until their resignation from the Board, effective February 6, 2009 and December 5, 2009, respectively. On September 21, 2009, Mr. Stokely was appointed as a member of the Audit Committee. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Executive Compensation Committee

Members:	John K. Sweeney, Chairman
Gaylord O. Coan
James J. Gaffney
David C. Moran

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or, in some cases, recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long-Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met 9 times during the year ended September 30, 2009. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the Company’s Executive Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Nominating and Corporate Governance Committee

Members:	Yves-Andre Istel, Chairman
James J. Gaffney
Ronald C. Kesselman

The Nominating and Corporate Governance Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance guidelines applicable to the Company. The Committee also provides assistance to the Board in the areas of committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. This Committee met 6 times during the year ended September 30, 2009. Ms. Lione and Mr. Anderson served as members of the Nominating and Corporate Governance Committee until their resignations from the Board on April 10, 2009 and December 5, 2009, respectively. On May 6, 2009, Mr. Gaffney was appointed as a member of the Nominating and Corporate Governance Committee. Effective September 21, 2009, Mr. Gaffney resigned his position on the Nominating and Corporate Governance Committee and Mr. Kesselman was appointed as a member of that Committee. Effective December 5, 2009, Mr. Gaffney was reappointed as a member of the Committee. Additional information about the Nominating and Corporate Governance Committee is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

Special Investigative Committee

Members:	Ronald C. Kesselman, Co-Chairman
John E. Stokely, Co-Chairman

The Special Investigative Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Board established this Committee in October 2008 to independently investigate allegations raised by certain shareholders relating to the February 2008 accident at the Company’s refinery in Port Wentworth, Georgia. The Committee is authorized to engage such legal counsel, experts, consultants and advisers as it deems desirable or necessary to assist it in the discharge of its responsibilities. This Committee met 52 times during the year ended September 30, 2009.

Policies and Procedures for Approval of Related Person Transactions

Under the Company’s Code of Ethics, directors, officers and employees are to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that directors, officers and employees make a prompt disclosure in writing through Company reporting channels or to the Company’s legal department of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

For transactions involving executive officers of the Company, the Senior Vice President, General Counsel and Corporate Secretary reviews the written disclosure described above with the Chairman of the Audit Committee and/or the Company’s Chief Executive Officer, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The matter may be referred to the Company’s Board of Directors as circumstances require. If the transaction involves the Chief Executive Officer or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case, the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual employee, officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not in writing.

Director Remuneration

The Chairman of the Board of Directors receives an annual retainer of $90,000 and each other director who is not an officer or employee of the Company receives an annual retainer of $45,000. In addition to the annual retainer, directors will be paid $1,500 per Board meeting for each meeting after the tenth meeting and will be paid $1,000 per committee meeting for each meeting after the eighth meeting, except the Special Investigative Committee, where after the fifth meeting, directors will be paid $1,000 per committee meeting. Chairmen of the Executive Compensation and the Nominating and Corporate Governance Committees receive an additional $10,000 annual retainer and other members of those committees receive an additional annual retainer of $5,000. The Chairman of the Audit Committee receives an additional annual retainer of $15,000 and the other members of that committee receive an additional annual retainer of $10,000. The Co-Chairmen of the Special Investigative Committee each receive an additional annual retainer of $25,000. All retainers are paid quarterly. A detailed non-employee director compensation summary is provided in the table below. The Company reimburses each director for travel expenses incurred in connection with his or her attendance at Board or committee meetings or other Company business meetings.

In addition to cash compensation described above, each non-employee director receives an annual equity grant valued at $40,000, except for the non-executive chairman who receives an annual equity grant valued at $80,000. These equity grants are made on the third business day following the release of the Company’s first fiscal quarter financial results with the number of shares determined on the basis of the average of the high and low price of the Company’s common stock on the day of the grant and vest six months after service on the Board terminates. Messrs. Kesselman and Stokely were each granted 8,517 restricted share units on October 23, 2008, when they became members of the Board of Directors. Such restricted share units will vest six months after service on the Board terminates but no earlier than October 23, 2010.

Directors who are employees of the Company do not receive compensation for serving on the Board or its committees. The following table provides information on the Company’s compensation for non-employee directors for fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Total ($)
Curtis G. Anderson (1)	63,000	50,927	—	113,927
Gaylord O. Coan	69,000	50,927	—	119,927
James J. Gaffney	101,029	101,853	—	202,882
Yves-Andre Istel	68,000	50,927	—	118,927
Ronald C. Kesselman (2)	114,339	140,004	—	254,343
Robert S. Kopriva (3)	19,314	45,625	—	64,939
Gail A. Lione (4)	26,250	92,881	—	119,131
David C. Moran	52,500	50,927	6,006	109,433
John E. Stokely (2)	112,339	140,004	—	252,343
John K. Sweeney	59,000	50,927	—	109,927

(1)	Mr. Anderson resigned from the Board effective December 5, 2009.
(2)	Messrs. Kesselman and Stokely joined the Board on October 23, 2008.
(3)	Mr. Kopriva resigned from the Board effective February 6, 2009.
(4)	Ms. Lione resigned from the Board effective April 10, 2009.
(5)	Amount reflected in this column is the compensation cost recognized by the Company during fiscal 2009 under the applicable accounting guidance. Each director except Messrs. Gaffney, Kesselman, Kopriva and Stokely was granted 3,800 Restricted Stock Units during fiscal 2009, with a grant date fair value of $40,014. Mr. Gaffney was granted 7,600 Restricted Stock Units during fiscal 2009, with a grant date fair value of $80,028. Messrs. Kesselman and Stokely were granted 12,317 shares of Restricted Stock Units during fiscal 2009, with a grant date fair value of $140,004. Restricted stock outstanding as of September 30, 2009 was as follows: Mr. Gaffney, 16,508 shares; Mr. Kopriva, 5,000 shares; Ms. Lione, 11,254 shares; Messrs. Anderson, Coan, Istel, Moran and Sweeney, 8,254 shares; Messrs. Kesselman and Stokely, 12,317 shares.
(6)	Amount reflected in this column is the compensation cost recognized by the Company during fiscal 2009 under the applicable accounting guidance.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might become a Board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, Louis T. Bolognini, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and Corporate Governance Committee met 6 times in fiscal 2009. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s web site located at www.imperialsugarinvestors.com.

The Company’s Corporate Governance Guidelines require that at least a majority of all of the Company’s directors meet the criteria for independence established by NASDAQ for continued listing, including its listing standards, and all other legal requirements. Under NASDAQ listing standards, to be considered independent, a director must not have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that all of its non-management members are independent under NASDAQ listing standards. It has also determined that each member of the Audit, Executive Compensation, Nominating and Corporate Governance and Special Investigative Committees is independent. The non-management directors meet in executive session without members of management present at every regular Board meeting and the Chairman of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2010 Annual Meeting of Shareholders are directors currently serving on the Board were recommended by the Nominating and Corporate Governance Committee and were approved by all of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2011 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

Interested parties with questions or comments may communicate with Mr. Gaffney and other non-management members of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s web site under the caption, “Contact the Board.”

Nominating and Corporate Governance Committee

Yves-Andre Istel, Chairman

James J. Gaffney

Ronald C. Kesselman

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the compliance by the Company with the internal control requirements as found in Section 404 of the Sarbanes-Oxley Act and (4) the independence and performance of the Company’s internal and external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm and the specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has adopted a Code of Ethics, which, along with the Audit Committee charter, are available free of charge on the Company’s web site located at www.imperialsugarinvestors.com. The Company’s Code of Ethics requires management to make reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors has determined that John E. Stokely is an “audit committee financial expert”, as defined by SEC Regulation S-K Item 407(d).

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2009. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2009, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 114. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions) the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Gaylord O. Coan, Chairman

Yves-Andre Istel

John E. Stokely

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of December 7, 2009 of Common Stock of each director of the Company, each named executive officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock listed below.

	Beneficial Ownership of Common Stock
	Number of Shares (1)(2)	Percentage of Class
Louis T. Bolognini	26,161	*
Gaylord O. Coan	3,667	*
James J. Gaffney	5,223	*
Patrick D. Henneberry	34,166	*
Yves-Andre Istel	7,674	*
Ronald C. Kesselman	—	*
H.P. Mechler	34,860	*
David C. Moran	16,500	*
George Muller	12,758	*
Robert A. Peiser (3)	5,000	*
John C. Sheptor	152,292	1.3%
John E. Stokely	—	*
John K. Sweeney	55,157	*
All directors and executive officers as a group (13 persons) (2)	375,369	3.1%

Pioneer Investment Management (4)	916,235	7.6%
60 State Street, 5th Floor
Boston, MA 02109-1800
Dimensional Fund Advisors LP (5)	750,961	6.2%
1299 Ocean Avenue
Santa Monica, CA 90401
Royce & Associates, LLC (6)	728,140	6.0%
1414 Avenue of the Americas
New York, NY 10019
Schultze Asset Management, LLC (7)	720,997	6.0%
3000 Westchester Avenue
Purchase, NY 10577
Lonestar Partners, L.P. (8)	686,200	5.7%
One Maritime Plaza, Suite 750
San Francisco, CA 94111

* Percentage of shares of Common Stock beneficially owned does not exceed 1% of the applicable class.

(1)	Includes shares subject to stock options exercisable within 60 days as follows: Mr. Coan, 834 shares; Mr. Gaffney 1,667 shares; Mr. Henneberry, 8,334 shares; Mr. Istel, 2,876 shares; Mr. Mechler, 5,834 shares; Mr. Moran, 10,000 shares; Mr. Muller, 1,667 shares; Mr. Sweeney, 52,324 shares; all officers and directors as a group, 85,203 shares.

(2)	Excludes restricted stock which is not fully vested, for which the grantee has no voting rights as follows: each of Messrs. Kesselman and Stokely, 12,317 shares; Mr. Gaffney, 15,508 shares; and each of Messrs. Coan, Istel, Moran and Sweeney, 7,754 shares.
(3)	As reported by Mr. Peiser on December 8, 2009.
(4)	As reported on a Form 13F dated November 23, 2009, Pioneer Investment Management, Inc. had sole voting power with respect to 916,235 shares as of September 30, 2009.
(5)	As reported on a Schedule 13G/A dated February 9, 2009, Dimensional Fund Advisors LP had sole investment power for all 750,961 shares and sole voting power for 727,696 shares. On Form 13F dated October 28, 2009, Dimensional Fund Advisors LP reported sole voting power with respect to 838,720 shares as of September 30, 2009.
(6)	As reported on a Schedule 13G dated January 26, 2009, Royce & Associates, LLC had sole investment and voting power for all 728,140 shares. On a Form 13F dated November 10, 2009, Royce & Associates, LLC reported sole voting power with respect to 771,620 shares as of September 30, 2009.
(7)	As reported on a Schedule 13G/A dated May 19, 2009 by Schultze Asset Management, LLC, George J. Schultze and Schultze Master Fund, Ltd., each of Schultze Asset Management, LLC and George J. Schultze had shared investment and voting power with respect to 720,997 shares and Schultze Master Fund, Ltd. had shared investment and voting power with respect to 592,279 shares. The address for George J. Schultze is c/o Schultze Asset Management, LLC, 3000 Westchester Avenue, Purchase, NY 10577 and the address for Schultze Master Fund is c/o Q&H Corporate Services, Ltd., Third Floor, Harbour Center, P.O. Box 1348GT, Grand Cayman, Cayman Islands. On a Form 13F dated October 22, 2009, Schultze Asset Management LLC reported sole voting power with respect to 624,207 shares as of September 30, 2009.
(8)	As reported on a Schedule 13G dated June 2, 2009 by Lonestar Partners, L.P., Lonestar Capital Management LLC, Peter Levinson, Jerome L. Simon and Yedi Wong, each of which had shared investment and voting power with respect to 686,200 shares. The address for Lonestar Capital Management LLC, Peter Levinson, Jerome L. Simon and Yedi Wong is One Maritime Plaza, Suite 750, San Francisco, CA 94111.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2009 and Forms 5 and amendments thereto, or written representations that no Forms 5 were required, the Company believes during the year ended September 30, 2009, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements with the exception of Forms 4 for Louis T. Bolognini, Senior Vice President, Secretary and General Counsel; Patrick D. Henneberry, Senior Vice President – Commodities Management; H.P. Mechler, Senior Vice President and Chief Financial Officer; George Muller, Vice President – Administration; John C. Sheptor, President and Chief Executive Officer; and J. Eric Story, Vice President and Treasurer, that were not filed on or before October 1, 2009 as required to report the withholding of common stock to pay the tax liability upon the vesting of restricted stock shares on September 29, 2009; these transactions were reported on Form 4 for each officer on October 6, 2009.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Executive Compensation Committee consisted of John K. Sweeney (Chairman), Gaylord O. Coan, James J. Gaffney and David C. Moran. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Philosophy

The Company’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at targeted levels of performance, in order to attract, motivate and retain talented executives. Second, the program is structured to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company provides both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a cash bonus plan), and long-term incentives (via equity grants). The following discussion describes the Company’s plans by component of compensation and discusses how each component relates to the Company’s overall executive compensation philosophy. In establishing the executive compensation programs, the Company believes that:

•	base salaries should be at levels competitive with peer companies that compete with the Company for business opportunities and executive talent;

•	annual incentive bonuses should reflect progress toward company-wide performance objectives and personal objectives; and

•	long-term incentives should provide a direct link between the interests of shareholders and executives and promote an appropriate balance between short- and long-term goals and decision making.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•

provide competitive compensation and benefits (relative to an appropriate peer group of companies) that will enable the Company to recruit, retain and motivate the executive talent necessary to be successful;

•	create a clear and direct relationship between executive pay and corporate and individual performance;

•	produce long-term, positive results for the Company’s shareholders that are aimed at increasing shareholder value; and

•	provide executives with opportunities to earn long-term rewards that are commensurate with sustained increases achieved in shareholder value.

Administration

The executive compensation program is administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance—Executive Compensation Committee.” Policies adopted by the Committee are implemented by the Company’s compensation and benefits staff. The Committee has also retained Lyons, Benenson & Company Inc. as its independent compensation consultant with respect to executive compensation matters. The consultants working on the Company’s executive compensation matters report to and act at the direction of the Committee. Management does not direct or oversee the activities of the consulting firms with respect to the Company’s executive compensation program and has not engaged the consulting firms for any other matters.

This Compensation Discussion and Analysis (“CD&A”) of the compensation programs for the Company’s named executive officers as described under “Executive Compensation” below (“NEOs”) is intended to provide an overview of the various compensation and benefit programs, rationale for their existence and how they link to performance and actual pay decisions overseen by the Committee. The narrative that follows contains descriptions of underlying rationale and decisions regarding pay philosophy and its application to the Company’s business and executives. Any analysis and interpretation of this information should be limited to understanding how the executive compensation and benefits programs are structured and should not be viewed as statements of expectations, forward-looking estimates of financial results or any related guidance to investors or the investment community.

Briefly summarized, the Committee is responsible for:

•	Reviewing and approving the Company’s compensation philosophy;

•	Approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain senior executives, including the Chief Executive Officer;

•	Assessing the appropriateness of the total compensation paid to the Company’s principal officers;

•	Periodically reviewing and approving stock ownership guidelines, including granting or making recommendations to the Board concerning employee stock options and restricted stock grants;

•	Approving new or material changes to existing employee benefit plans;

•	Maintaining and updating on a regular basis a written Executive Compensation Committee Charter detailing the Committee’s duties;

•	Reviewing and reporting to the Board the status of the Company’s director compensation practices in relation to other companies of comparable size and within similar industries;

•	Reviewing with the Chairman of the Board the Chief Executive Officer’s compensation on an annual basis;

•	Issuing an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and

•	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board or as designated in plan documents.

Selection of Compensation Peer Group

To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, the Committee typically utilizes a Compensation Peer Group, a group of comparable companies against which the Committee benchmarks the Company’s compensation program. In fiscal 2009, the Compensation Peer Group included 18 companies. The Compensation Peer Group is the source of compensation database information. The Committee’s independent consultants develop analyses on the basis of information drawn from the database, and those analyses include the compensation levels and practices of the Compensation Peer Group companies. The selection of the companies included in the Compensation Peer Group reflects consideration of the following factors: (1) companies that are competitors in the food processing and commodities sector, although there are no publicly traded companies that are direct competitors in the domestic sugar processing industry; (2) companies that compete for the same specialized talent pool; (3) companies that may experience similar business cycles; (4) companies that may be tracked similarly by analysts; and (5) companies that have reasonably comparable revenues and market capitalizations. In evaluating analyses based on Compensation Peer Group data, the Committee especially considers revenues, comparability to the Company’s business and whether or not the Compensation Peer Group companies are in the commodity food business.

The Compensation Peer Group utilized for fiscal 2009 is as follows:

Company Name	2008 Revenue In Millions
Alliance One International, Inc.	$2,258.2
Boston Beer Company, Inc.	$436.3
Calayo Growers, Inc.	$361.5
Cott Corporation	$1,648.0
Farmer Brothers Co.	$266.5
Flowers Foods, Inc.	$2,414.9
Green Mountain Coffee Roasters, Inc.	$500.3
J&J Snack Foods Corp.	$629.4
Lancaster Colony Corporation	$980.9
Lance, Inc.	$852.5
MGP Ingredients, Inc.	$392.9
Peet’s Coffee & Tea, Inc.	$284.8
Ralcorp Holdings, Inc.	$2,824.4
Reddy Ice Holdings, Inc.	$329.3
Sanderson Farms, Inc.	$1,723.6
SunOpta Inc.	$1,055.2
Tootsie Roll Industries, Inc.	$496.0
Treehouse Foods, Inc.	$1,500.7

The Committee periodically references other independent compensation surveys for executive pay practices in general industry and the food industry. Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the Committee by the Company’s compensation and benefits staff utilizing the foregoing information and analyses and with assistance from the independent compensation consultants. The Compensation Peer Group data provides guidance but does not dictate the setting of executive officer’s compensation.

In addition to this peer-based market analysis, an internal equity analysis is carried out to ensure that both the total compensation and individual compensation components for each executive officer position are sized appropriately in relation to each other.

Timing of Compensation Decisions

All elements of executive compensation are typically determined in November, December and January of each fiscal year after a review of financial, operating and personal performance for the year. The Committee may, however, review salaries or grant long-term incentive awards at other times during the year for a variety of reasons, although principally in recognition of new appointments or promotions during the year.

The following table summarizes the approximate timing of some of the more significant compensation events:

Event	Timing
Set Board and committee dates	At least one year prior to meeting dates. Board meetings have historically been held in December, January, April-May, July-August and September, and committee meetings have been held on the day before each Board meeting.

Establish executive officer financial and personal objectives	September of each fiscal year (with respect to compensation for the following fiscal year)

Monitor Company and executive officer performance against objectives established in the previous fiscal year	April and July of each fiscal year (with respect to compensation for the current fiscal year)

Evaluate executive compensation (achievement of objectives established in the previous fiscal year), review external consultant analysis and recommend all elements of compensation based on those results and analysis	November/December/January of each fiscal year (with respect to compensation for prior fiscal year)

Payment of annual incentive bonus	December of each year

Grants of long-term incentive awards	First fiscal quarter of each year

Additional information regarding the timing of stock option and restricted stock grants is discussed below under “Long-Term Incentives—Stock Options/Restricted Stock.”

Elements of Executive Compensation

General

The executive compensation program primarily consists of base salary, annual cash-based incentives, and long-term equity-based incentives, but also includes other elements of compensation generally available to all employees such as medical and dental, disability and term life insurance programs. The selection of the three main elements allows the Company to remain competitive in attracting, retaining and motivating executive talent with current and potential financial rewards. The compensation program and levels are generally keyed to the market medians. Thus, in years when the Company achieves its financial and operating goals and objectives, total compensation should be close to market medians. In years when the Company exceeds its goals and objectives, total compensation will be higher than market medians. In the event the Company fails to achieve at minimally acceptable levels, there would be no incentive compensation. While base salaries would be unaffected, the absence of incentive compensation would result in total compensation being below market medians. Overall, this means that the compensation package remains competitive enough to attract and retain top talent but does not over-reward average performance by NEOs. Actual compensation and target compensation levels may be set above the 50th percentile as warranted by performance and prevailing market conditions for executive talent, including the recognition of key skills that are in critical demand, as well as the reality that some positions are of higher internal value to the Company than competitive survey data suggests for competitors.

For fiscal 2009, executive compensation set by the Committee for the NEOs resulted in total direct compensation at target that on average was approximately at the 27th percentile of the Compensation Peer Group. All of the NEOs were below the 50th percentile.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentives and long-term incentives comprise total direct compensation. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term incentives for the achievement of both annual and long-term financial and non-financial objectives. The size of each element is based on market practice for the Compensation Peer Group as well as company-wide and individual performance. The Committee may also decide, as appropriate, to modify the relative mix of compensation elements to best fit an executive officer’s specific circumstances.

The relative level of incentive compensation typically increases in relation to an executive officer’s responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of the shareholders.

The following table summarizes the relative size of base salary and incentive compensation for fiscal 2009 (total direct compensation) for each of the NEOs:

	Percentage of Total Direct Compensation
Name	Base Salary	Annual Incentive Bonus	Long-Term Incentives
John C. Sheptor	32%	11%	57%
Robert A. Peiser	46%	—	54%
Louis T. Bolognini	67%	12%	21%
Patrick D. Henneberry	63%	11%	26%
H.P. Mechler	62%	11%	27%
George Muller	73%	8%	19%

Cash Compensation

Base Salaries

The Company’s base salary program is based on a philosophy of providing base compensation competitive with the Compensation Peer Group, but base compensation is not targeted at a specific percentile level. Rather, the Committee makes a subjective determination of the appropriate base salary level given the existing salary levels at the Company and a review of Compensation Peer Group data. The Company periodically reviews its executive compensation levels as compared to the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors, including general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively and quantitatively, taking into account the level of earnings and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

At September 30, 2009, the NEOs had the following base salaries:

Name	Base Salary
John C. Sheptor	$577,500
Robert A. Peiser	N/A
Louis T. Bolognini	$291,200
Patrick D. Henneberry	$359,427
H.P. Mechler	$324,000
George Muller	$230,961

Messrs. Sheptor, Bolognini, Henneberry, Mechler and Muller received base salary increases in fiscal 2009 of 5%, 4%, 6%, 8% and 10%, respectively. Mr. Peiser’s employment agreement with the Company provided for an annual base salary of $262,000 for the period January 30, 2008 through termination of the agreement on January 31, 2009. Mr. Peiser’s employment with the Company terminated when his employment agreement terminated. The fiscal 2009 base salaries for the NEOs place them between the 24th and 55th percentile of base salary for the Compensation Peer Group.

Effective January 1, 2010, the base salaries of Messrs. Sheptor, Bolognini, Henneberry, Mechler and Muller will be increased to $600,600, $308,672, $368,413, $336,960 and $237,891, respectively. The base salaries of Messrs. Sheptor, Bolognini, Henneberry, Mechler and Muller will be increased by 4%, 6%, 2.5%, 4% and 3%, respectively, in recognition of their superior performance during fiscal 2009. The base salary increases for the NEOs place them between the 26th and 67th percentile of base salary for the Compensation Peer Group.

Annual Incentive Bonus

The Company’s annual cash bonus plan (the “Management Incentive Plan” or “MIP”) is intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percentage of base salary. The target bonus amount for each executive is directly dependent on the individual’s position, responsibility and ability to affect the Company’s financial and operating success.

The Company adopted goals under the MIP for fiscal 2009 for executive officers and certain other participants. Goals under the MIP for fiscal 2009 provided for cash bonuses based on achievement of a combination of individual performance goals and corporate performance goals. The corporate performance goals for fiscal 2009, initially established in September 2008 and finalized in October 2008, were based on the Company’s attainment of certain adjusted EBITDA levels, Port Wentworth refinery production volume and recovery of insurance proceeds from the Port Wentworth refinery accident. The goals were derived from the business plan for the Company approved by the Board. Personal objectives are specific to each officer position and may relate to the following matters, among others:

•	improvement in specific key business metrics;

•	completion of strategic acquisitions or divestitures; or

•	the achievement of other business priorities.

Target bonuses for NEOs under the MIP range from 30% to 100% of base salary. Each target bonus opportunity as a percentage of base salary was set by the Committee after reviewing Compensation Peer Group data. In setting target bonus opportunities, the Committee makes subjective judgments taking into consideration competitive practice among the Compensation Peer Group companies as well as the Company’s business objectives and the potential impact that each position may have on overall Company results.

The Committee established adjusted EBITDA as the fiscal 2010 corporate performance measure at its November 12, 2009 meeting and approved officer individual performance goals at its December 10, 2009 meeting. The fiscal 2010 MIP was approved on December 17, 2009 when the Board of Directors established the threshold, target and maximum adjusted EBITDA levels for fiscal 2010.

Fiscal 2009 MIP Plan

For the fiscal 2009 MIP, the Committee established three equally weighted corporate performance measures, as well as personal objectives weighted based on the position of the NEO. Under the plan, incentives based on personal objectives could be earned only if the three corporate performance measures were met in aggregate at a threshold level of 25%, and the corporate performance portion of the MIP would not be earned if aggregate achievement of corporate performance measures was less than 25%. The first corporate performance measure was based on the Company’s adjusted EBITDA, which excluded EBITDA generated from the Company’s Port Wentworth operations and gains resulting from property and business interruption insurance recoveries associated with the Port Wentworth refinery accident. The adjusted EBITDA target was set at $32.7 million, at which level of achievement incentives equal to the target incentives would be earned. The adjusted EBITDA threshold was set at $22.7 million, at which level of achievement incentives equal to 70% of target would be earned, but below which no incentive would be earned. The adjusted EBITDA maximum payout level was set at $42.7 million, at which level of achievement incentives equal to 200% of target would be earned. The actual adjusted EBITDA results for fiscal year 2009 fell below the threshold level of $22.7 million, and as a result, no incentive was earned on the basis of adjusted EBITDA performance.

The second corporate performance measure was based on volume produced at the Company’s Port Wentworth refinery. The target volume was set at 3.7 million cwt, which would result in a payout at target. The threshold volume level was set at 1.8 million cwt, at which level 49% of target would be earned, but below which no incentive would be earned. The volume maximum payout was set at 5.6 million cwt, which achievement would result in a payout equal to 200% of the target. The actual Port Wentworth production volume for fiscal year 2009 fell below the threshold level of 1.8 million cwt, and as a result, no incentive was earned on the basis of production volume.

The third corporate performance measure had two equally weighted components valued at one sixth each, which related to property and business interruption insurance recoveries arising out of the Port Wentworth refinery accident. The first component measures the difference between the cost to rebuild the portion of the facility damaged or destroyed and the sums recovered from insurance for such reconstruction. Threshold, target and maximum payout levels were formalized and predicated on the timing and amount of recovery relative to policy limits. The requisite performance for the threshold level of payout level was not achieved, and, therefore, no bonus was earned on the basis of this component. Further details regarding threshold, target and maximum payouts have not been disclosed as actual recovery amounts remain subject to on-going settlement negotiations with the insurance carriers. Given the numerous uncertainties and variables related to the Port Wentworth refinery accident and recovery that were outside of the Company’s control, the Company believes the target levels were difficult to achieve.

The second component is measured on the recovery of business interruption insurance proceeds arising out of the Port Wentworth refinery accident. Threshold, target and maximum payout levels were formalized and predicated on the timing and amount of recovery relative to policy limits. The Committee’s current estimate is that requisite performance for the target level of performance was achieved, resulting in one sixth of the corporate performance objective, or 16.66%, being earned. Further details regarding threshold, target and maximum payouts have not been disclosed as actual recovery amounts remain subject to on-going settlement negotiations with the insurance carriers. Given the numerous uncertainties and variables related to the Port Wentworth refinery accident and recovery that were outside of the Company’s control, the Company believes the target levels were difficult to achieve.

The Company achieved less than the aggregate 25% threshold level of achievement of the corporate performance goals. As a result, neither the corporate objectives portion of the MIP nor the personal objectives portion of the MIP were earned.

The following table summarizes the fiscal 2009 annual incentive compensation target, allocation to personal objectives and achievement for each of the NEOs.

	2009 Annual Incentive
Name	Incentive Target as a % of Base Salary	Corporate Objective Portion of Target	Personal Objective Portion of Target	Personal Objective Portion Achieved	Total Incentive as a % of Incentive Target
John C. Sheptor	100%	80%	20%	N/A	N/A
Robert A. Peiser .	N/A	N/A	N/A	N/A	N/A
Louis T. Bolognini	50%	70%	30%	N/A	N/A
Patrick D. Henneberry	50%	70%	30%	N/A	N/A
H. P. Mechler	50%	70%	30%	N/A	N/A
George Muller	30%	50%	50%	N/A	N/A

The threshold level of corporate performance required for incentives based on corporate performance and personal objectives was not achieved. However, following the conclusion of the fiscal year, the members of the

Compensation Committee reviewed the accomplishments of the management team in restarting Port Wentworth operations, in addressing the safety concerns that arose following the Port Wentworth accident, in continuing to manage the Company during a period of uncertainty attributed to Port Wentworth and the economy in general and in completing the Louisiana Sugar Refining, LLC joint venture. Following this review, the Committee deliberated without the NEOs present, and determined that the collective accomplishments of the management team were significant, and, therefore, the Committee decided to approve a discretionary bonus to the NEOs that is not within the scope of the MIP. The discretionary bonus amounts paid to the NEOs were as follows: Mr. Sheptor, $202,125, Mr. Bolognini, $50,960, Mr. Henneberry, $62,900, Mr. Mechler, $56,700 and Mr. Muller, $24,251.

Long-Term Incentives

The Imperial Sugar Company Long-Term Incentive Plan, which was amended and restated with shareholder approval effective January 2008, reserved a total of 2,534,568 shares of Common Stock. The Committee has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan may consist of one or more of the following:

•	incentive stock options and nonqualified stock options with exercise prices not less than fair market value on the grant date;

•	stock appreciation rights, or SARs;

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Committee or another Board designated committee.

The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

•	options or SARs that are exercisable for more than 300,000 shares of common stock;

•	stock awards covering or relating to more than 300,000 shares of common stock; or

•	cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Stock Options/Restricted Stock

The long-term incentive devices primarily used by the Committee are stock options and, more recently, restricted stock because they align the interests of employees and shareholders by providing value to the executive through stock price appreciation. Stock options granted to date have an exercise price equal to the average of the high and low trading price of the Company’s common stock at the date of grant. Options become exercisable in annual increments over a three-year period from grant date and expire ten years from date of grant. Restricted stock grants consist of the Company’s common stock and generally vest over a three- or four-year period from the date of grant with certain exceptions as described below.

The regular Board and Committee meeting schedule is set up to a year in advance. The timing of these meetings is not determined by executive officers, and the Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option and restricted stock decisions, the Committee is aware of the Company’s earnings results and takes them into account in determining Company performance and appropriate award size, but it does not adjust the size of grants to reflect possible market reaction to earnings announcements. Generally, annual stock option and restricted stock grants are made at the December or January meetings of the Committee, although specific grants may be made at other regular meetings to recognize the hiring or a promotion of an employee, a change in responsibility or a specific achievement. The fiscal year 2009 grants were made in March 2009, rather than in December 2008, in order to fully consider a range of potential performance measures. In addition, the Committee does not backdate stock options and has not approved any re-pricing or discounting of stock options to any of its executive officers. The Company has also implemented a trading policy which specifies that any individual covered by this policy may not purchase, sell or enter into any market transactions with respect to the Company’s stock during any “blackout” period. In addition to blackout periods imposed in connection with the reporting of financial results, the Company may impose additional blackout periods during which there exists material non-public information about the Company, such as potential major acquisitions and divestitures.

The Company requires its officers to own specified amounts of Company stock. The number of shares of Company stock that must be held is set at a multiple of the officer’s base salary. The officer has a five year period from December 1, 2008, when the Compensation Committee adopted this requirement, to acquire the required amount of stock. For officers hired or promoted after December 1, 2008, the five year period commences effective with their employment or promotion to an officer position. The share ownership requirements are as follows:

Position	Multiple
Chief Executive Officer	2X
Senior Vice Presidents	1X
Vice Presidents	.75X

Individual and joint holdings of Company stock with immediate family members as specified by the Committee, including those held in the Company’s 401(k) plan, apply toward the ownership requirements. Failure to meet the guidelines within the specified period will result in a 30 percent reduction in future grants to officers who failed to achieve the required ownership until such time as the guidelines are met.

The Committee established the criteria for the fiscal 2010 restricted stock grant at its November 12, 2009 meeting. At its meeting on December 3, 2009, the Committee made grants of restricted shares with an effective grant date of December 11, 2009, the third business day following issuance of the Company’s fiscal 2009 earnings release. Thirty percent of the shares were granted in a time vesting award that will vest over three years and 70% of the shares were granted in a three-year performance based award. The criteria for the performance based award are manufacturing costs, working capital cycle time and branded sales.

Restricted Stock Granted to Executive Officers in Fiscal 2009

The Committee makes grants of stock options and restricted stock primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option and restricted stock grant typically increases with the level of position. In determining the amount, if any, of stock options and restricted stock granted to executive officers, the Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the comparative groups;

•

the total number of stock options and restricted stock granted to an executive over the course of his or her career, together with the retentive effect of additional stock option and restricted stock grants; and

•	a review of the internal equity of peer position career grants.

In February 2009, Mr. Sheptor received 5,000 shares of restricted stock, valued at approximately 9.7% of his base salary, in recognition of his performance as CEO during fiscal 2008. The specific performance was related both to the smooth transition from Mr. Sheptor’s predecessor as CEO to Mr. Sheptor’s assumption of the position, as well as for his effectiveness in crisis management following the Port Wentworth accident. Mr. Sheptor worked with the families of those injured and who died in the explosion. He also led the Company’s efforts to address community and regulatory concerns and immediately following the Port Wentworth accident made plans and arrangements to respond to the needs of the business. Forty percent of these awards will vest on the second anniversary of grant and 60% vest on the fourth anniversary of grant.

Restricted stock grants were also made to the NEOs in March 2009 as follows: Mr. Sheptor, 76,948 shares, Mr. Bolognini, 19,400 shares, Mr. Henneberry, 23,945 shares, Mr. Mechler, 21,585 shares and Mr. Muller, 10,771 shares. These grants ranged in value from 101% to 35% of their base salaries. These grants were predicated on long-term, equity incentive grant guidelines that were developed on the basis of an analysis of competitive grant levels within the peer group. The annual grant guidelines adopted by the Committee on the recommendation of its consultant, stated as multiples of base salary, are 100% for the President and CEO, 50% for Senior Vice Presidents and 35% for Vice Presidents. The structure of base salaries, annual target bonuses and annual long-term incentive grants has been designed to provide total direct compensation opportunities that are within the range of competitive practice relative to the peer group companies. The total direct compensation opportunities for the Company’s NEOs are as follows: Mr. Sheptor, 35th percentile, Mr. Bolognini, 18th percentile, Mr. Henneberry, 34th percentile, Mr. Mechler, 35th percentile and Mr. Muller, 13th percentile.

These restricted shares vest over 31 months beginning at the end of fiscal 2009 subject to the Company achieving certain performance objectives in fiscal 2009. Fifty percent of the shares would vest upon the Company achieving its fiscal 2009 adjusted EBITDA target of $32.7 million. Up to 25% of the shares vest depending on the level of production the Company achieves at its Port Wentworth refinery in fiscal 2009. Production of 1.8 million cwt results in a vesting of 25% of this portion of the award, with production at or exceeding 3.7 million cwt resulting in a vesting of 100% of this portion of the award and production below 1.8 million cwt resulting in no vesting of this portion of the award. The remaining 25% of the shares vest on satisfactory progress on certain safety improvement projects at the Company’s Port Wentworth and Gramercy refineries by the end of fiscal 2009. Any unvested shares would be forfeited to the Company. The fiscal 2009 restricted stock awards for the NEOs place them between the 51st and 68th percentile of long-term incentive awards for the Compensation Peer Group.

With respect to the adjusted EBITDA performance objective, the Company did not achieve adjusted EBITDA in excess of the performance objective threshold, and as a result, this performance objective was not met. With respect to the performance objective based on the level of production at the Port Wentworth refinery, the Company did not meet the minimum production level required for this performance objective, and as a result, this performance objective was not met. With respect to the performance objective based on completion of certain safety-related projects, the Company completed all required projects or other actions required and earned 100% of this objective. The aggregate achievement of the performance measures was 25%, which resulted in the NEOs receiving 25% of the performance-based restricted stock grants and which will vest over a 31-month period.

Mr. Peiser’s employment with the Company terminated on January 31, 2009, and he did not receive an award of restricted stock grants.

Post-Employment Benefits

The Company has a Retirement Plan covering non-union employees of the Company and its subsidiaries. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under the Retirement Plan as of March 31, 2003. As a result, Messrs. Mechler and Muller are the only NEOs who participate in the Retirement Plan.

Perquisites and Other Benefits

The Company provides only minimal perquisites to its NEOs as follows:

Executive	Perquisite or Benefit Provided
John C. Sheptor	• N/A

Robert A. Peiser	• $1,000/month automobile allowance

Louis T. Bolognini	• Relocation expenses

Patrick D. Henneberry	• N/A

H.P. Mechler	• Tax preparation assistance

George Muller	• N/A

In addition, executive officers are eligible for the same benefit plans provided to other employees, including medical and dental, disability, 401(k) match and term life insurance programs. There are no special insurance plans for officers. Officers also generally receive four weeks of vacation.

Employment, Severance and Change of Control Agreements

The Company has entered into employment, severance or change of control agreements with the following named officers, which as currently in effect provide for the following annual salaries:

Name	Salary
John C. Sheptor	$577,500
Robert A. Peiser	N/A
Louis T. Bolognini	$291,200
Patrick D. Henneberry	$359,427
H.P. Mechler	$324,000
George Muller	$230,961

Mr. Sheptor has an employment agreement with the Company that provides that Mr. Sheptor will receive severance payments equal to two times his annual salary plus a pro rata bonus for the year of termination, in the event of a termination by the Company without cause or termination by Mr. Sheptor, for good reason as defined therein. Mr. Peiser’s employment agreement with the Company terminated on January 31, 2009. Messrs. Henneberry and Bolognini each have a severance and change of control agreement that provides for a severance payment equal to one-time his annual salary in the event of termination by the Company without cause or termination by Messrs. Henneberry or Bolognini, as the case may be, for good reason as defined therein. The base term for each of Messrs. Henneberry’s and Bolognini’s agreement is 12 months. The Company entered into change of control agreements during December 2005 with Messrs. Mechler and Muller. The base term for each of Messrs. Mechler’s and Muller’s change of control agreement is 18 months. Each change of control agreement or severance and change of control agreement, as applicable, will be automatically renewed and extended for successive one-year terms unless the Company provides notice otherwise. Mr. Sheptor’s employment agreement contains a change of control provision with a base term of 12 months. Each of Messrs. Sheptor’s, Henneberry’s and Bolognini’s foregoing agreements were amended in August 2009, and each of the other foregoing agreements were amended in December 2008 for compliance with Internal Revenue Code Section 409A and the regulations promulgated thereunder.

Each of Messrs. Sheptor’s, Henneberry’s and Bolognini’s employment agreement or severance and change of control agreement, as applicable, provides for a lump sum payment within 30 days after the employee’s termination. Mr. Peiser’s employment agreement, which terminated on January 31, 2009, included a change of control provision. The change of control agreements of Messrs. Mechler and Muller provide for a lump sum payment within 30 days after the later of the employee’s termination and the effectuation of the change of control (as defined therein). The total amount paid by the Company on a change of control will equal the lesser of (i) a specified number of months (36 months for Mr. Sheptor, 18 months for Messrs. Bolognini, Henneberry and Mechler and 12 months for Mr. Muller) of the employee’s then current base salary amount or (ii) the maximum amount that the employee could receive pursuant to the change of control without becoming subject to excise taxes. Mr. Sheptor’s employment agreement also provides for payment of a pro rata bonus. The Company is required to make such payments if during the “protected period” (which generally commences 90 days prior to and ends 18 months after a change of control except for Mr. Sheptor, whose “protected period” commences upon and ends one year after a change of control) (a) the Company terminates the employee’s employment without cause (as defined therein) or (b) the employee terminates his or her own employment for “good reason” which generally includes (1) a material reduction of the employee’s duties or responsibilities, (2) a material reduction in the employee’s salary, (3) a material relocation of the employee’s primary office or (4) the failure by the

Company to obtain the unconditional assumption of the Company’s obligations to the employee under the change of control agreement by any successor. A termination for “good reason” requires the employee to notify the Company within 90 days of the “good reason” permitting the employee to terminate employment and the failure of the Company to cure the “good reason” within 30 days.

The Company entered into these agreements to foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if the Company were to be acquired by another entity. The Company also believes that these agreements help ensure that key executives continue to perform in their roles when a potential change of control is impending, are protected against the loss of their positions following a change in the ownership or control of the Company, and fulfill their expectations for long-term incentive compensation arrangements. For more information regarding these arrangements, see “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective October 1, 2005, the Company began recognizing compensation expense for awards of equity instruments based on the grant date fair value of those awards. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model for fiscal 2005 grants; previously the Company used the Black-Scholes option pricing model. The adoption of SFAS 123R led to a shift by the Company from the use of stock options to restricted stock awards to limit compensation expense.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance based compensation.” The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF IMPERIAL SUGAR COMPANY

John K. Sweeney, Chairman

Gaylord O. Coan

James J. Gaffney

David C. Moran

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company for the fiscal year ended September 30, 2009 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of September 30, 2009 (collectively, the “NEOs”).

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
John C. Sheptor	2009	571,154	202,125	991,605	—	—	—	12,645	1,777,529
President and Chief	2008	483,077	—	623,311	—	408,748	—	13,750	1,528,887
Executive Officer (1)	2007	208,654	—	144,583	—	125,859	—	58,280	537,376

Robert A. Peiser	2009	190,483	—	225,654	—	—	—	10,512	426,649
Vice Chairman (2)	2008	398,108	—	570,535	—	369,444	—	23,933	1,362,020
	2007	649,385	—	242,760	—	679,645	—	23,133	1,594,923

Louis T. Bolognini	2009	288,616	50,960	93,808	—	—	—	74,305	507,689
Senior Vice President Secretary and General Counsel (since June 2008)	2008	86,154	—	16,450	—	132,440	—	32,637	267,681

Patrick D. Henneberry	2009	354,732	62,900	141,354	—	—	—	7,920	566,906
Senior Vice President—	2008	339,082	—	102,610	8,663	157,131	—	1,008	608,494
Commodities Management	2007	335,712	—	98,130	20,792	177,518	—	1,008	633,160

H. P. Mechler	2009	318,462	56,700	139,880	—	—	61,399	14,336	590,777
Senior Vice President	2008	300,000	—	106,030	12,128	134,565	(3,081)	13,707	563,349
and Chief Financial Officer	2007	284,375	—	106,338	29,108	154,113	9,743	14,395	598,072

George Muller	2009	230,962	24,251	61,665	—	—	22,531	11,599	351,008
Vice President—	2008	208,452	—	46,501	3,465	59,588	(1,310)	10,778	327,474
Administration	2007	200,017	—	44,709	8,317	63,459	3,441	9,771	329,714

(1)	Mr. Sheptor was Executive Vice President and Chief Operating Officer from February 12, 2007 until his appointment as President and Chief Executive officer on January 29, 2008.
(2)	Mr. Peiser was President and Chief Executive Officer of the Company until January 29, 2008, at which time he assumed the position of Vice Chairman. Mr. Peiser’s employment with the Company terminated on January 31, 2009 when his employment agreement terminated.
(3)	The bonus is a discretionary cash award granted to the NEOs on December 3, 2009 for performance in fiscal 2009.
(4)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2009, 2008 and 2007 under applicable accounting standards.
(5)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2009, 2008 and 2007 under applicable accounting standards for grants made in prior years. For purpose of estimating the fair value of options on their date of grant, the Company uses a binomial lattice option pricing model. The following assumptions were used in those models:

Expected Stock Price Volatility	3.0 to 35%
Risk-free Interest Rate	2.5 to 4.2%
Expected Life of Options	5.0 years
Dividend Yield	0 to 0.7%

(6)	The annual cash incentive paid to the Company’s NEOs under the Management Incentive Plan is included in the column “Non-Equity Incentive Plan Compensation.”
(7)	Amounts in this column reflect the change in actuarial present value of the accumulated benefit under the Retirement Plan for Messrs. Mechler and Muller.
(8)	All other compensation includes the following:

	Fiscal 2009
Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Relocation Cost	Tax Gross-Up on Relocation	Total
John C. Sheptor	—	—	$11,637	$1,008	—	—	$12,645
Robert A. Peiser	$4,000	—	6,176	336	—	—	10,512
Louis T. Bolognini	—	—	11,152	1,008	$49,146	$12,999	74,305
Patrick D. Henneberry	—	—	6,912	1,008	—	—	7,920
H.P. Mechler	—	$1,691	11,637	1,008	—	—	14,336
George Muller	—	—	10,591	1,008	—	—	11,599

	Fiscal 2008
Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Relocation Cost	Tax Gross-Up on Relocation	Total
John C. Sheptor	—	—	$12,742	$1,008	—	—	$13,750
Robert A. Peiser	$12,000	—	10,925	1,008	—	—	23,933
Louis T. Bolognini	—	—	—	—	$21,701	$10,926	32,627
Patrick D. Henneberry	—	—	—	1,008	—	—	1,008
H.P. Mechler	—	$1,774	10,925	1,008	—	—	13,707
George Muller	—	—	9,770	1,008	—	—	10,778

	Fiscal 2007
Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Relocation Cost	Tax Gross-Up on Relocation	Total
John C. Sheptor	—	—	$2,423	$366	$41,557	$13,934	$58,280
Robert A. Peiser	$12,000	—	10,125	1,008	—	—	23,133
Patrick D. Henneberry	—	—	—	1,008	—	—	1,008
H.P. Mechler	—	$2,016	11,371	1,008	—	—	14,395
George Muller	—	—	8,763	1,008	—	—	9,771

Grants of Plan-Based Awards for Fiscal 2009

The following table sets forth certain information concerning annual incentive and restricted stock awards granted during fiscal 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Sheptor	2/9/09 3/16/09	144,375 — —	577,500	1,155,000 — —	— — 4,809	— — 76,948	— — 76,948	— 5,000 —	— 55,250 577,495
Robert C. Peiser	—	—	—	—	—	—	—	—	—
Louis T. Bolognini	3/16/09	36,400 —	145,600 —	291,200 —	— 1,213	— 19,400	— 19,400	— —	— 145,597
Patrick D. Henneberry	3/16/09	44,081 —	176,323 —	352,646 —	— 1,497	— 23,945	— 23,945	— —	— 179,707
H. P. Mechler	3/16/09	40,500 —	162,000 —	324,000 —	— 1,349	— 21,585	— 21,585	— —	— 161,995
George Muller	3/16/09	17,332 —	69,288 —	138,576 —	— 673	— 10,771	— 10,771	— —	— 80,836

(1)	The 2009 MIP established three equally weighted corporate performance measures, as well as personal objectives weighted proportionately based on the position of the NEO. For each performance measure of the MIP, there is a threshold level below which no payments are made, a target level at which 100% of the target award is paid and a maximum level of performance at which 200% of the target award is paid. The MIP is described in detail in the Compensation Disclosure and Analysis.
(2)	Restricted stock awards granted March 2009 vest over 31 months beginning at the end of fiscal 2009 subject to the Company achieving certain performance objectives in fiscal 2009. Each performance objective has a threshold level of performance below which the shares will not vest and a target level at which the award fully vests (with no additional vesting for performance above the target). Based on performance during fiscal 2009, 75% of the grant was not earned and the shares were cancelled effective September 30, 2009; the remaining 25% of the grant is subject to time vesting over 31 months. The restricted stock awards are described in detail in the Compensation Disclosure and Analysis.

The amounts actually paid to each of the NEOs are included in the Summary Compensation Table column “Non-Equity Incentive Plan Compensation.” Restricted stock awards granted to Mr. Sheptor in February 2009 vest 40% on the second anniversary of the grant date and 60% on the fourth anniversary of the grant date. The restricted stock price at grant date for Mr. Sheptor was $11.05 and $7.51 for his February and March 2009 grants of restricted stock, respectively. The restricted stock price at the March 2009 grant date was $7.51 for Messrs. Bolognini, Henneberry, Mechler and Muller.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth certain information with respect to the NEOs concerning options and restricted stock awards outstanding as of September 30, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John C. Sheptor	—	—	—	—	128,725	1,632,233
Robert C. Peiser	—	—	—	—	—	—
Louis T. Bolognini	—	—	—	—	22,734	288,267
Patrick D. Henneberry	8,334	—	6.78	3/1/2015	13,991	177,406
H.P. Mechler	5,834	—	6.78	3/1/2015	13,598	172,423
George Muller.	1,667	—	6.78	3/1/2015	5,896	74,761

(1) After cancellation of the unearned portion of performance-based shares (75% of each grant) for the performance period ended September 30, 2009, as follows: Mr. Sheptor, 57,711 shares; Mr. Bolognini, 14,550 shares; Mr. Henneberry, 17,959 shares; Mr. Mechler, 16,189 shares and, Mr. Muller, 8,078 shares. One third of the earned performance-based shares were vested on September 30, 2009 (see the following table); the table above includes the remaining unvested two thirds of the earned shares.

Option Exercises and Stock Vested for Fiscal 2009

The following table sets forth certain information with respect to the NEOs concerning stock options exercised and restricted stock that vested during fiscal 2009.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
John C. Sheptor	—	—	22,662	283,979
Robert A. Peiser	—	—	17,000	183,930
Louis T. Bolognini	—	—	4,616	61,381
Patrick D. Henneberry	—	—	9,495	104,159
H.P. Mechler	—	—	9,298	101,661
George Muller	—	—	4,047	44,187

(1)	Including vesting of one-third of performance-based shares earned for the performance period ended September 30, 2009, as follows: Mr. Sheptor, 6,412 shares; Mr. Bolognini, 1,616 shares; Mr. Henneberry, 1,995 shares; Mr. Mechler, 1,798 shares and, Mr. Muller, 897 shares.

Pension Benefits

The Company has a Retirement Plan (the “Retirement Plan”), which is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under the Retirement Plan as of March 31, 2003. As a result, Messrs. Mechler and Muller are the only NEOs who participate in the Retirement Plan.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Messrs. Mechler and Muller are subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan to Mr. Mechler is $29,062 and to Mr. Muller is $10,866. Messrs. Sheptor, Peiser, Bolognini and Henneberry are not participants in the plan.

Potential Payments Upon Termination or Change of Control

As described under “Compensation Discussion and Analysis—Employment, Severance and Change of Control Agreements,” the Company has entered into employment, severance or change of control agreements with each of the NEOs. The only payments due upon death, disability or retirement are to Messrs. Mechler and Muller pursuant to the Retirement Plan, which was generally available to all non-union employees of the Company and its subsidiaries until benefits were frozen and benefit accruals and participation ceased as of March 31, 2003. The following table summarizes the potential payments to the NEOs upon termination or change of control assuming a September 30, 2009 termination date.

Name	Compensation Components	Involuntary With Cause(3)	Involuntary Without Cause(3)(4)	Change of Control(5)	Change of Control With Termination (3)(5)(6)
John C. Sheptor(1)	Salary/Bonus	—	$1,732,500		$2,230,000
	Long-Term Incentives:
	Restricted Shares	—	—	$1,632,233	$1,632,233
Robert A. Peiser(2)	Salary/Bonus	—	N/A	N/A	N/A
	Long-Term Incentives:
	Restricted Shares	—	N/A	N/A	N/A
Louis T. Bolognini	Salary/Bonus	—	$291,200	—	$436,800
	Long-Term Incentives:
	Restricted Shares	—	—	$288,267	$288,267
Patrick D. Henneberry	Salary/Bonus	—	$359,427	—	$539,141
	Long-Term Incentives:
	Restricted Shares	—	—	$226,577	$226,577
H.P. Mechler	Salary/Bonus	—	—	—	$486,000
	Long-Term Incentives:
	Restricted Shares	—	—	$206,844	$206,844
George Muller	Salary/Bonus	—	—	—	$230,961
	Long-Term Incentives: Restricted Shares	—	—	$84,596	$84,596

(1)	Mr. Sheptor would receive reimbursement for premiums to continue health care coverage for himself and eligible dependents until the earlier of 2 years and the date he and his dependents became covered under similar plans of another employer upon involuntary termination without cause and change of control with termination. He would also receive outplacement assistance not to exceed $30,000 in the event of termination without cause and change of control with termination.
(2)	Mr. Peiser’s employment with the Company terminated on January 31, 2009.
(3)	All NEOs receive salary through the month of termination/retirement and compensation for accrued and unused vacation days.
(4)	Messrs. Sheptor, Henneberry and Bolognini would receive severance payments upon involuntary termination without cause based on a multiple of annual base salary as follows: two times base salary for Mr. Sheptor plus a pro rata bonus for the year of termination and one times base salary for Messrs. Henneberry and Bolognini.
(5)	All vested and non-vested equity grants, options and restricted stock, vest upon the occurrence of this event.
(6)	Mr. Sheptor would receive 3 times his base annual salary plus his pro rata bonus for the year of termination if a change of control occurs and he is terminated without cause or resigns for good reason within 12 months of the change of control. Messrs. Henneberry, Melcher and Bolognini would receive 1.5 times their base annual salaries and Mr. Muller would receive 1 times his base annual salary if a change of control occurs and they are terminated without cause or resign for good reason within 18 months of the change in control.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year end September 30, 2010. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2010 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2009 and 2008 are noted in the following table.

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$1,220,125	$1,065,255
Audit-Related Fees (2)	59,877	19,900
Tax Fees (3)	116,572	57,369

(1)	Includes audit fees related to the Sarbanes-Oxley Act.
(2)	Includes agreed upon procedures reports required by USDA and State of Georgia, accounting consultation and SEC matters.
(3)	Includes tax compliance services totaling $28,372 in fiscal 2009 and $14,000 in fiscal 2008, as well as tax consulting related to strategic transactions and other tax planning matters.

All audit-related fees, tax fees and other fees were pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2009, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2011 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than August 23, 2010 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2011 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before November 6, 2010.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors

LOUIS T. BOLOGNINI

Secretary

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPERIAL SUGAR COMPANY

ONE IMPERIAL SQUARE

8016 HIGHWAY 90A

SUGAR LAND, TX 77478

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

For Against Abstain

1. Election of Directors

01 James J. Gaffney

02 Yves-Andre Istel

03 Ronald C. Kesselman

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal(s):

2 Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2010.

3 In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for director and FOR items 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

IMPERIAL SUGAR COMPANY

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

January 29, 2010

The shareholder(s) hereby appoint(s) John C. Sheptor and Louis T. Bolognini, or either of them, as attorneys and proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock, without par value, of Imperial Sugar Company that the shareholder(s) is/are entitled to vote, with all powers that the undersigned would possess if personally present, at the 2010 Annual Meeting of Shareholders to be held at 8:00 a.m., Central Time on January 29, 2010, at the Marriott Town Square, 16090 City Walk, Sugar Land, TX 77479, and any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such matters as may properly come before the meeting or adjournment thereof all as set forth in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH OTHER PROPOSAL. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

Continued and to be signed on reverse side

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